EXHIBIT NUMBER 21

SUBSIDIARIES OF THE COMPANY

Name of Subsidiary	State of Incorporation

International Football Finance Group, Inc.	California

Global Hospitality Group, Inc.	Nevada

Pan American Relations, Inc.	California